                                                                       EXHIBIT 2

                          NORTH AMERICAN PALLADIUM LTD.

                            MANAGEMENT PROXY CIRCULAR


THIS MANAGEMENT PROXY CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF NORTH AMERICAN PALLADIUM LTD. ("NAP" OR THE "CORPORATION") TO BE USED AT THE ANNUAL MEETING (THE "MEETING") OF THE CORPORATION TO BE HELD AT THE TIME, PLACE AND FOR THE PURPOSES INDICATED IN THE ENCLOSED NOTICE OF ANNUAL MEETING (THE "NOTICE") AND ANY ADJOURNMENT THEREOF. THIS SOLICITATION OF PROXIES WILL BE DONE PRIMARILY BY MAIL BUT PROXIES MAY ALSO BE SOLICITED PERSONALLY, BY FACSIMILE OR BY TELEPHONE BY OFFICERS, DIRECTORS OR REGULAR EMPLOYEES OF THE CORPORATION FOR WHICH NO ADDITIONAL COMPENSATION WILL BE PAID. THE COST OF THE SOLICITATION WILL BE BORNE BY THE CORPORATION. THE CORPORATION MAY ALSO RETAIN, AND PAY A FEE TO, ONE OR MORE PROFESSIONAL PROXY SOLICITATION FIRMS TO SOLICIT PROXIES FROM SHAREHOLDERS OF THE CORPORATION.

Shareholders unable to attend the Meeting in person are requested to complete the enclosed proxy form and to forward it to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1. If the Shareholder is a corporation, an officer's signature on the said proxy form must be duly authorized in writing.

REVOCATION OF PROXY

A Shareholder executing the enclosed form of proxy has the right to revoke the proxy by instrument in writing, including another completed form of proxy, executed by the Shareholder or his or her agent duly authorized in writing or, if the Shareholder is a corporation, by an officer thereof duly authorized in writing, and deposited at the executive office of the Corporation in Toronto or with Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than May 23, 2005 or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law.

APPOINTMENT OF PROXY

THE PERSONS NAMED IN THE ENCLOSED PROXY FORM ARE OFFICERS AND/OR DIRECTORS OF THE CORPORATION. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM OR HER AT THE MEETING OTHER THAN THE PERSONS WHOSE NAMES APPEAR AS PROXIES ON THE ENCLOSED PROXY FORM BY STRIKING OUT THE NAMES PRINTED ON THE PROXY FORM AND INSERTING THE NAME OF THE PROXY OF HIS OR HER OWN CHOICE IN THE SPACE PROVIDED FOR THIS PURPOSE ON THE PROXY FORM, SIGNING THE FORM OF PROXY AND RETURNING IT IN THE REPLY ENVELOPE IN THE MANNER SET FORTH IN THE NOTICE. A PERSON APPOINTED AS PROXY NEED NOT BE A SHAREHOLDER OF THE CORPORATION.

USE OF DISCRETIONARY POWER CONFERRED BY PROXY

The common shares (the "Common Shares") of the Corporation represented by the enclosed proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. IN THE ABSENCE OF SUCH DIRECTION, SUCH COMMON SHARES WILL BE VOTED FOR THE RESOLUTIONS REFERRED TO IN THE FORM OF PROXY.

IF ANY AMENDMENT OR VARIATION TO THE MATTERS IDENTIFIED IN THE NOTICE IS PROPOSED AT THE MEETING OR ANY ADJOURNMENT THEREOF, OR IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THE ENCLOSED PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON SUCH AMENDMENTS OR VARIATIONS OR SUCH OTHER MATTERS ACCORDING TO THE BEST JUDGMENT OF THE APPOINTED PROXYHOLDER. At the time of printing this Circular, Management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

VOTING OF SHARES

A holder of Common Shares may own such shares in one or both of the following ways. If a shareholder is in possession of a physical share certificate, such Shareholder is a "registered" shareholder and his or her name and address are maintained by the Corporation through its transfer agent, Computershare Trust Company of Canada. If a Shareholder owns shares through a bank, broker or other nominee, such Shareholder is a "beneficial" shareholder and he or she will not have a physical share certificate. Such Shareholder will have an account statement from his or her bank or broker as evidence of his or her share ownership.

A registered Shareholder may vote a proxy in his or her own name in accordance with the instructions appearing on the enclosed form of proxy and/or a registered Shareholder may attend the Meeting and vote in person. Because a registered Shareholder is known to Corporation and its transfer agent, his or her account can be confirmed and his or her vote recorded or changed if such registered Shareholder has previously voted. This procedure prevents a Shareholder from voting his or her shares more than once. Only the registered Shareholder's latest dated proxy will be valid.

Most Shareholders are "beneficial owners", who are not registered shareholders. Their Common Shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to non-registered holders, unless otherwise instructed by the holder (and are required to do so in some cases despite such instructions).

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Non-registered holders should follow the directions of intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide non-registered holders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the non-registered holder, but otherwise uncompleted. These are procedures to permit the non-registered holders to direct the voting of the Common Shares which they beneficially own.

If non-registered holders wish to attend and vote in person at the Meeting, they must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary and carefully follow the intermediary's instructions for return of the executed form or other method of response.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

At the date hereof, to the knowledge of the Management of the Corporation, no person has any interest by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The holders of Common Shares whose names appear on the list of shareholders prepared as of the close of business, Toronto time, on March 28, 2005 (the "Record Date") will be entitled to vote at the Meeting and any adjournment thereof if present or represented by proxy thereat. The transferee of Common Shares acquired after the Record Date is entitled to vote those shares at the Meeting and at any adjournment thereof if he or she produces properly endorsed share certificates for such Common Shares or if he or she otherwise establishes ownership of the Common Shares and demands, not later than ten days before the Meeting, that his or her name be included on the list of Shareholders entitled to receive the Notice. The list of Shareholders will be available for inspection during usual business hours at the offices of the Corporation in Toronto, Ontario.

At the close of business on March 4, 2005, there were 51,767,213 Common Shares outstanding. Each Common Share entitles its duly registered holder to one vote.

As at March 4, 2005, Kaiser-Francis Oil Company ("KFOC") holds 26,080,319 Common Shares or 50.4 percent of the Common Shares outstanding. To the knowledge of the directors and officers of the Corporation, no other person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10 percent of the voting rights attached to the voting securities of the Corporation.

KFOC is a wholly-owned subsidiary of GBK Corporation, which in turn is controlled by George B. Kaiser of Tulsa, Oklahoma and members of his family. Mr. Steven R. Berlin, a director of the Corporation, is the Vice President of KFOC and its representative on the Board of Directors.

DOLLAR FIGURES

Unless expressly stated to the contrary, all "$" figures in this Circular refer to Canadian dollars.

ELECTION OF DIRECTORS (Item No. 2 of the Notice)

The business of the Corporation is managed by a Board of Directors composed of a minimum of one (1) and a maximum of ten (10) directors, the number of which may be fixed from time to time by the directors. At the Meeting, Shareholders will be asked to elect six (6) directors for the ensuing year. The term of office of each director elected at the Meeting will end at the date of the next annual meeting following his election or nomination or at the date of the election or nomination of his successor unless he resigns or his office becomes vacant through death or any other reason in accordance with the by-laws of the Corporation. Management has been informed that each of such nominees would be willing to serve as a director, if elected. However, in the event any such nominee is unable or unwilling to serve as a director because of death or any other unexpected occurrence, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board of Directors may designate.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED BY THE BOARD OF DIRECTORS AND MANAGEMENT AS DIRECTORS OF THE CORPORATION. IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED WILL BE VOTED IN FAVOUR OF THE ELECTION OF THE INDIVIDUALS NOMINATED BY THE BOARD OF DIRECTORS AND MANAGEMENT AS DIRECTORS OF THE CORPORATION.

The following table sets forth the name and municipality of residence of each nominee, his position held with the Corporation, his principal occupation, the date upon which he became a director of the Corporation and the number of Common Shares beneficially owned, directly or indirectly, or over which control or discretion is exercised by him as of March 4, 2005:

---------------------------- -------------------------- -------------------------- --------------------------
                                                                                   NUMBER OF SHARES
NAME, MUNICIPALITY OF                                                              BENEFICIALLY OWNED
RESIDENCE AND POSITION                                                             DIRECTLY OR INDIRECTLY OR
HELD WITH THE CORPORATION    PRINCIPAL OCCUPATION       DIRECTOR SINCE             CONTROLLED
---------------------------- -------------------------- -------------------------- --------------------------
Michael P. Amsden 1,5        Retired senior mining      April 19, 1995                21,228
Chairman                     executive, P.Eng.
Oakville, Ontario
---------------------------- -------------------------- -------------------------- --------------------------
Steven R. Berlin 1,2,3       Vice President,            February 20, 2001              5,000
Director                     Kaiser-Francis Oil
Tulsa, Oklahoma              Company
---------------------------- -------------------------- -------------------------- --------------------------
Andre J. Douchane 5          Officer of the             April 2, 2003                  5,000
President, CEO & Director    Corporation
Toronto, Ontario
---------------------------- -------------------------- -------------------------- --------------------------
James D. Excell 4,5          Chairman, BHP Billiton     June 23, 2004                      -
Director                     Diamonds Inc. and
Kelowna, British Columbia    President Narego
                             Solutions Inc.
---------------------------- -------------------------- -------------------------- --------------------------
Louis J. Fox 2,4             Private Businessman;       June 27, 2000                      -
Director                     Consultant
Fort Lauderdale, Florida
---------------------------- -------------------------- -------------------------- --------------------------
Gregory J. Van Staveren 1,4  Strategic Financial        February 28, 2003              5,000
Director                     Consultant
Toronto, Ontario
---------------------------- -------------------------- -------------------------- --------------------------

----------------------------------------
1  Member of Audit Committee.
2  Member of Compensation Committee
3 Mr. Berlin is a nominee supported by KFOC which intends to vote the Common Shares which it owns in favour of his re-election as a director.
4  Member of Governance and Nominating Committee
5  Member of Technical Committee

The information with respect to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of NAP, has been furnished by the respective directors individually.

Each of the director's principal occupation, business or employment for the past five years was provided in earlier proxy circulars. The following is a biography of each of the individuals nominated to serve as a director of the Corporation.

Mr. Amsden retired from Falconbridge Ltd. in 1993. During his tenure at Falconbridge, which began in 1986, Mr. Amsden was Vice President and General Manager of the Kidd Creek Division until 1990 when he became Vice President Environmental Services, which included being President of Lakefield Research. In 1992, he became General Manager of Falconbridge, Chile S.A.

Mr. Berlin has been Vice President of KFOC, the Corporation's principal shareholder, since February 1999 on a part-time basis and since September 1999 on a full-time basis. From November 1999 until January 30, 2004, he was also Chief Financial Officer and Treasurer of PetroCorp Incorporated. Prior to September 1999, Mr. Berlin was on the faculty of the University of Tulsa.

Mr. Douchane joined the Corporation as President and Chief Executive Officer in April 2003, prior to which he was President of Management Inc., a management consulting firm. Prior to April 2002, he was President and Chief Operating Officer of Chief Consolidated Mining Co. and prior to June 2001 he was Vice-President Operations of Franco-Nevada Mining Corp., a mining and metals royalty company.

Mr. Excell is Chairman, BHP Billiton Diamonds Inc. and President Narego Solutions Inc. Prior to January 2004, Mr. Excell was President and Chief Operating Officer of EKATI Diamond Mine, BHP Billiton Diamonds, and prior to 2000 he was Vice President, Operations for BHP Billiton Diamonds. BHP Billiton Diamonds, a diamond mining company, is part of the BHP Billiton Group, a diversified resource company. Narego Solutions Inc. is a consulting company that provides strategic planning services to junior mining companies.


Mr. Fox is a private businessman with more than 25 years experience in precious metals trading, merchanting and merchant bank activities. From 1984 to 1999 Mr. Fox was a Senior Vice President of Gerald Metals, Inc. in Stamford, Connecticut. Gerald Metals, Inc. is an internationally recognized commodity trading, refining and merchant banking firm.

Mr. Van Staveren is the President of Strategic Financial Services, a private company providing business advisory services. Mr. Van Staveren is a chartered accountant and a certified public accountant. From February 1998 until September 2001, Mr. Van Staveren was the Chief Financial Officer of Martinrea International Inc. an automotive parts manufacturer and prior to that he was a partner at KPMG, a professional services firm.

Other than as disclosed below, no person nominated for election as a director:

a) is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

        (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

        (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

        (iii) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b) has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Berlin was a director of Ozark Airlines, Inc., doing business as Great Plains Airlines, which filed for creditor protection under Chapter 11 of the United States Bankruptcy Code in an Oklahoma court on December 14, 2004. Mr. Berlin resigned from the board of Ozark Airlines, Inc. on December 14, 2004.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2003 and 2004 by Andre J. Douchane, President and Chief Executive Officer and Douglas H. Bache, Treasurer and the compensation earned during the fiscal years ended December 31, 2002, 2003 and 2004 by George D. Faught, Vice President, Finance and Chief Financial Officer, Raymond J. Mason, General Manager and Michael C. Thompson, Administration Manager and Senior Controller, being the only "Named Executive Officers" of the Corporation, as that term is defined by applicable securities legislation, for the fiscal year ended December 31, 2004.

                                            SUMMARY COMPENSATION TABLE

--------------------------- ------ ------------------------------------ --------------------------------------- -----------
                                           Annual Compensation                  Long Term Compensation
--------------------------- ------ ----------- ------------ ----------- ---------------------------- ---------- -----------
                                                                                    Awards            Payouts
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
         Name and           Year     Salary       Bonus       Other       Securities     Restricted     LTIP     All Other
    Principal Position                ($)          ($)        Annual        Under         Shares or    Payouts    Compen-
                                                              Compen-      Options/      Restricted      ($)      sation
                                                             sation ($)      SAR           Share                    ($)
                                                                           Granted (#)     Units
                                                                                            ($)
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Andre J.Douchane            2004     350,000     257,250(2)    9,890         86,000         Nil          Nil     137,120(3)
President & CEO             2003     262,500(1)  284,814(2)    4,140         50,000         Nil          Nil         Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
George D. Faught            2004     200,000      84,000(2)   15,070         28,000         Nil          Nil     236,560(3)
VP Finance & CFO            2003     200,000     108,500(2)    8,900         42,000         Nil          Nil         Nil
                            2002     200,000      40,000(2)    6,900         19,000         Nil          Nil      72,500(3)
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Raymond J. Mason            2004     163,080      58,800(2)   17,960         25,000         Nil          Nil      91,820(3)
General Manager             2003     168,460      86,800(2)    6,790         33,000         Nil          Nil         Nil
                            2002     160,000         Nil      16,250         31,000         Nil          Nil         Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Douglas H. Bache            2004     140,000      42,000(2)    3,980         16,000         Nil          Nil         Nil
Treasurer                   2003      46,670(4)   18,083(2)      130         20,000         Nil          Nil         Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Michael C. Thompson         2004     122,880      33,000(2)   12,340          8,400         Nil          Nil      48,260(3)
Admin. Manager and Snr.     2003     124,620      46,500(2)    7,100         10,000         Nil          Nil         Nil
Controller                  2002     118,860         Nil       6,160         11,000         Nil          Nil         Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------

----------------------------------------------------
1 Compensation disclosed is not for a full year, Mr. Douchane was appointed President and CEO on April 2, 2003.
2  Bonus is for year earned and not necessarily paid in that year.
3  Income from the exercise of stock options.
4 Compensation disclosed is not for a full year, Mr. Bache's employment commenced on September 1, 2003.

                 OPTIONS GRANTED DURING THE LAST FINANCIAL YEAR

The following table sets forth the options to purchase securities of the Corporation granted during the fiscal year ended December 31, 2004 to the Named Executive Officers of the Corporation.


                                                                         Market Value of
                                        % of Total                       Securities
                          Securities    Options                          Underlying Options
                          Under Options Granted in the  Exercise Price   on Date of Grant
Name                      Granted #     Fiscal Year     ($/Security)     ($/security)        Expiration Date
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Andre J. Douchane               86,000      28             11.90              11.90         June 23, 2012
President & CEO
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
George D. Faught                28,000       9             11.90              11.90         June 23, 2012
VP Finance & CFO
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Raymond J. Mason                25,000       8             11.90              11.90         June 23, 2012
General Manager
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Douglas H. Bache                16,000       5             11.90              11.90         June 23, 2012
Treasurer
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Michael C. Thompson              8,400       3             11.90              11.90         June 23, 2012
Admin. Manager and Snr.
Controller
------------------------- ------------- ------------- ------------------ ------------------ ---------------------

AGGREGATED OPTION EXERCISES DURING THE LAST FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding options to purchase Common Shares of the Corporation by the Named Executive Officers outstanding as at December 31, 2004 and exercised during the year ended December 31, 2004.

----------------------------- ------------------ --------------------- -------------------- ---------------------
                                                                                             Value of Unexercised
                                                                       Unexercised Options   in-the-money Options
                              Securities                               at December 31, 2004  at Dec. 31, 2004 (1)($)
                              Acquired on        Aggregate Value       (#) Exercisable/      Exercisable/
Name                          Exercise (#)       Realized ($)          Unexercisable         Unexercisable
----------------------------- ------------------ --------------------- -------------------- ---------------------
Andre J. Douchane                  16,600              137,120                67/119,333           410/119,338
President & CEO
----------------------------- ------------------ --------------------- -------------------- ---------------------
George D. Faught                   54,000              236,560             69,567/62,333        91,967/179,200
VP Finance & CFO
----------------------------- ------------------ --------------------- -------------------- ---------------------
Raymond J. Mason                   10,333               91,820             61,334/32,333         4,269/140,800
General Manager
----------------------------- ------------------ --------------------- -------------------- ---------------------
Douglas H. Bache                      Nil                  Nil              6,666/29,334         25,997/52,003
Treasurer
----------------------------- ------------------ --------------------- -------------------- ---------------------
Michael C. Thompson                17,833               48,260             32,834/18,733            Nil/42,669
Admin. Manager and Snr.
Controller
----------------------------- ------------------ --------------------- -------------------- ---------------------

---------------------------------------
1 On December 31, 2004 the closing price of the Common Shares as reported by the Toronto Stock Exchange was $9.82 per share.


SHARE INCENTIVE PLANS

EQUITY COMPENSATION PLAN INFORMATION (AT DECEMBER 31, 2004)

---------------------------------- -------------------------- ---------------------- ---------------------------

                                                                                        Number of securities
                                    Number of securities to     Weighted-average      remaining available for
                                    be issued upon exercise     exercise price of      future issuance under
                                    of outstanding options,   outstanding options,   equity compensation plans
                                      warrants and rights      warrants and rights     (excluding securities
                                                                                      reflected in column (a))

      PLAN CATEGORY                           (A)                      (B)                      (C)
---------------------------------- -------------------------- ---------------------- ---------------------------
EQUITY COMPENSATION PLANS                       N/A                    N/A                        N/A
APPROVED BY SECURITYHOLDERS
    o    RRSP PLAN                              Nil                    N/A                    558,700
    o    STOCK OPTION PLAN                  825,610                   9.88                    318,094
---------------------------------- -------------------------- ---------------------- ---------------------------
EQUITY COMPENSATION PLANS NOT                   N/A                    N/A                        N/A
APPROVED BY SECURITYHOLDERS
---------------------------------- -------------------------- ---------------------- ---------------------------
              TOTAL                         825,610                                           876,794
---------------------------------- -------------------------- ---------------------- ---------------------------

The Corporation has two share incentive plans, a registered retirement savings plan (the "1995 Group RRSP Share Issuance Plan" or the "RRSP Plan") and a stock option plan (the "Stock Option Plan"). Both the RRSP Plan and the Stock Option Plan have been approved by Shareholders.

The purpose of the RRSP Plan and the Stock Option Plan is to attract, retain and motivate persons of training, experience and leadership as key service providers to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation.

RRSP PLAN

Employees including senior officers of the Corporation are entitled to participate in the RRSP Plan. The employees may make contributions to the RRSP Plan and the Corporation makes matching payments on behalf of the employees in either cash, Common Shares issued from treasury, or a combination thereof. Employees who have been employed for six to 18 months are matched on a one-for-one basis up to a maximum of $2,500 per year and employees who have been employed for 19 months or more are matched on a two-for-one basis up to a maximum of $5,000 per year.

No Common Share shall be issued to any eligible person if the total number of shares issuable to such eligible person under RRSP Plan, together with any Common Shares reserved for issuance to such eligible person under the Stock Option Plan, options for services or any other stock option plans, would exceed 5 percent of the issued and outstanding Common Shares of the Corporation.

No Common Share shall be issued under the RRSP Plan to any eligible person if such issuance could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to options under the Stock Option Plan or other stock options granted to insiders (as such term is defined in the Securities Act (Ontario)) exceeding 10 percent of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10 percent of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5 percent of the issued and outstanding Common Shares. The phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the RRSP Plan or any other share compensation arrangements over a preceding one-year period and "associate" means any person associated with such insider.

The Board may amend or discontinue the RRSP Plan at any time. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

In 2004, following receipt of shareholder approval, the number of Common Shares reserved for issuance under the RRSP Plan was increased by 500,000 Common Shares.

The price per share is based on the simple average of the high and low price on the Toronto Stock Exchange for the five trading days preceding the end of the calendar quarter. The maximum number of Common Shares reserved for issue under the RRSP Plan is 1.5 million (approximately 3 percent of the Common Shares currently issued and outstanding) and, as of the date hereof, 964,438 Common Shares have been issued leaving 535,562 Common Shares available for issuance under the RRSP Plan.

STOCK OPTION PLAN

Directors, officers, employees, service providers and insiders (as such terms are defined in the SECURITIES ACT (Ontario)) (each an "Eligible Person") are eligible to be granted stock options under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee. The term of an option granted under the Stock Option Plan may not exceed 10 years. If no determination is made by the Committee, the term of the option is three years. The exercise price of an option may not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of grant. An option is personal to the optionee and may not be assigned to anyone other than a corporation controlled by the optionee, the shares of which are and will continue to be, owned by the optionee and/or the spouse, children and/or grandchildren of the optionee.

If no determination is made by the Committee regarding vesting, the option vests over two years in three equal tranches, one-third on the date of the grant and one-third on each of the first and second anniversary of the date of grant. Since December 2001 the options granted vest over three years in three equal tranches one-third on each of the first, second and third anniversary of the date of the grant. The Corporation does not provide financial assistance to optionees to facilitate the purchase of Common Shares under the Stock Option Plan.

Subject to any expressed resolution of the Committee, options granted prior to April 10, 2002 expire upon the optionee ceasing to be an Eligible Person, unless it is as a result of retirement, permanent disability or death. Options granted on or after April 10, 2002, subject to any express resolution of the Committee, expire: if the optionee is an employee dismissed without cause, 30 days after notice of dismissal; and if the optionee is a director, 30 days after the date he or she ceases to be a director.

If before the expiry of an option in accordance with its terms, an optionee ceases to be an Eligible Person by reason of retirement at normal retirement age (including early retirement in accordance with the Corporation's then current plans, policies or practices) or as a result of his or her permanent disability, the Committee, at its discretion may allow the optionee to exercise the option to the extent that he or she was entitled to do so at the time of retirement or disability, at any time up to and including, but not after, a date six months following the date of such event, or prior to the close of business on the expiration date of the option, whichever is earlier.

If an optionee dies before the expiry of an option in accordance with its terms, the optionee's legal representative(s) may, subject to the terms of the option and the Stock Option Plan, exercise the option to the extent that the optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of the optionee's death, or prior to the close of business on the expiration date of the option, whichever is earlier.

No options may be granted to any optionee under the Stock Option Plan if such grant could result, at any time, in: (a) the number of Common Shares reserved for issuance pursuant to options under the Stock Option Plan or other stock options granted to insiders exceeding 10 percent of the issued and outstanding Common Shares; (b) the issuance to insiders, within a one-year period, of a number of Common Shares exceeding 10 percent of the issued and outstanding Common Shares; or (c) the issuance to any one insider and such insider's associates, within a one-year period, of a number of Common Shares exceeding 5 percent of the issued and outstanding Common Shares. The phrase "issued and outstanding Common Shares" excludes any Common Shares issued pursuant to the Stock Option Plan, or other stock options, stock option plans, employee stock purchase plans or other compensation or incentive mechanisms, over a preceding one-year period and "associate" means any person associated with such insider.

The Board may amend or discontinue the Stock Option Plan at any time, provided, however, that no such amendment may materially and adversely affect any option previously granted to an optionee without the consent of the optionee, except to the extent required by law. Any such amendment shall be subject to the prior approval of, or acceptance by, any stock exchange on which the Common Shares are listed and posted for trading.

Subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which any option may be exercised or extend the expiration date of any option. The Board may not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which options may be exercised by any other optionee. The Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions of the Stock Option Plan concerning the effect of termination of the optionee's employment shall not apply to any optionee for any reason acceptable to the Board.

The maximum number of shares that may be reserved for issue and issued under the Stock Option Plan is 2.7 million Common Shares representing approximately 5 percent of the number of Common Shares currently issued and outstanding. As of the date hereof, options have been exercised to acquire 1,600,962 Common Shares, leaving a balance of 1,099,038 Common Shares available for issuance under the Stock Option Plan. Currently, options to acquire 764,884 Common Shares are outstanding. Common Shares that are subject to options which lapse or expire become available under the Stock Option Plan.

During the financial year ended December 31, 2004, 459,380 Common Shares were issued on exercise of stock options.

During the financial year ended December 31, 2004, options were granted to acquire 302,300 Common Shares. Of such options, options to purchase an aggregate of 215,900 Common Shares were granted to directors and Named Executive Officers. To date, no options have been granted in 2005.

The following table sets forth certain information regarding the options granted to directors, officers and employees that are outstanding as of the date hereof.

------------------------ -------------------- ---------------- -----------------
                           SECURITIES UNDER    EXERCISE PRICE
POSITION                  OPTIONS GRANTED (#)   ($/SECURITY)   EXPIRATION DATE
------------------------ -------------------- ---------------- -----------------
Non-executive Directors            20,000           9.30       July 2005
                                   30,000           7.89       December 2009
                                    7,500           4.75       February 2011
                                   27,500           3.42       April 2011
                                   52,500          11.90       June 2012
------------------------ -------------------- ---------------- -----------------
Executive Director                 33,400           3.70       April 2011
                                   86,000          11.90       June 2012
------------------------ -------------------- ---------------- -----------------
Officers                           14,500           9.30       July 2005
                                   25,500          13.90       December 2005
                                   40,000          13.55       June 2006
                                   21,900           7.89       December 2009
                                   67,000          10.01       June 2010
                                   62,334           3.42       April 2011
                                   20,000           5.92       September 2011
                                  100,400          11.90       June 2012
                                   15,000           9.76       November 2012
------------------------ -------------------- ---------------- -----------------
Employees                          50,750          13.55       June 2006
                                   33,000          14.44       February 2006
                                    6,667          10.01       June 2010
                                   11,334           3.42       April 2011
                                   39,600          11.90       June 2012
------------------------ -------------------- ---------------- -----------------

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

Under the terms of employment contracts with the Corporation, Mr. Douchane is paid a base salary of $350,000 per annum and Mr. Bache is paid a base salary of $140,000 per annum. Mr. Douchane's contract provides that, in the event that his employment is terminated without cause, he will be entitled to receive one year's base salary and benefits. In the event that Mr. Bache's employment is terminated without cause, he will be entitled to receive ten month's salary, subject to one additional month for each full year of service up to a maximum of 12 months.

COMPOSITION OF THE COMPENSATION COMMITTEE

The Compensation Committee has three members, Messrs. Berlin, Fox and Sutcliffe, all of whom are outside directors and Messrs. Berlin and Sutcliffe are unrelated directors. Mr. Sutcliffe is the Chairman of the Committee. There was one change in the composition of the Committee in 2004. Following the annual shareholders meeting in June 2004 Mr. Amsden was replaced by Mr. Fox in the ordinary rotation of committee memberships. Mr. Amsden is an outside unrelated director.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The primary focus of the compensation strategy of the Corporation is to provide a comprehensive executive compensation package designed to attract and retain senior managers and professionals during this recent period of growth, and at the same time taking into consideration the overall strategies and objectives of the Corporation. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of the senior management team with the financial interests and objectives of the Shareholders.

One of the aims of the compensation strategy is to ensure that executives of the Corporation are paid reasonably and consistent with the level of responsibility and authority which they assume and taking into account the role they play in advancing the strategic objectives of the Corporation.

The role of the Compensation Committee is to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Corporation are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Compensation Committee may call upon outside resources to assist with these reviews and to ensure that the comprehensive packages available to executives are sufficient without being overly so, to retain the existing compliment of executives and to recruit others into this group as an integral part of facilitating and sustaining the recent growth experienced by the Corporation.

Hay Group and Coopers Consulting were retained by the board of directors in 2003 to provide an assessment of current compensation levels for senior management positions. The reports by the consultants are used as a guideline in setting compensation for Management and are supplemented from time to time with additional information from the Hay Group.

The basic elements of the compensation strategy are base salary, annual incentives and long-term incentives.

1. BASE SALARY. On an individual basis, base salaries are reviewed for each executive officer, including the CEO, and where it is deemed necessary, changes are made. In order to ensure that base salaries paid are competitive relative to other similar positions within the mining industry in Canada, surveys of such salaries are examined. Other considerations taken into account when examining base salaries include years of experience, the potential contribution which the individual can make to the success of the Corporation, and the level of responsibility and authority inherent in the job and the importance of maintaining internal equity within the organization.

2. ANNUAL INCENTIVES. The Corporation has a short-term incentive plan (the "STIP") developed by Compensation Committee and approved by the Board of Directors. The CEO and executive officers are eligible for a bonus package if certain performance criteria prescribed by the STIP are satisfied.

        The 2004 STIP had three components, 50 percent of the bonus was based on achieving a financial target for the Corporation (the "Financial Target") with incremental increases for exceeding the Financial Target, 25 percent of the bonus (the "Project Bonus") was based on completing the projects prescribed for the officer and 25 percent of the bonus (the "Personal Objective Bonus") was based on achieving certain criteria prescribed for the officer. Payment of the Project Bonus and the Personal Objective Bonus was conditional upon the Corporation achieving at least 75 percent of the Financial Target.

        In 2004 the Financial Target was exceeded. The CEO and the executive officers completed most, but not all, of their respective projects and personal objectives, and, accordingly, bonuses were paid in accordance with the STIP.

3. LONG-TERM INCENTIVES. Options to purchase Common Shares and share purchase plans encourage executive officers to own and hold Common Shares and are another method of linking the performance of the Corporation and the appreciation of share value to the compensation of the executive officer. When determining the number of options granted to an executive officer, items such as the relative position of the individual officer, the contribution made by that officer during the review period, the number of options granted previously and the like will be taken into consideration. Executive officers who are employees may contribute to the RRSP Plan. The Corporation makes matching contributions on behalf of the employee in cash, Common Shares issued from treasury, or a combination thereof.

CEO COMPENSATION

Andre J. Douchane joined the Corporation on April 2, 2003 as President and Chief Executive Officer. His annual base salary for 2004 was $350,000 and he was eligible to earn an annual bonus pursuant to the Corporation's STIP of up to 70 percent of his base salary with an incremental increase if the Financial Target was exceeded. Mr. Douchane was also granted a stock option in 2004 which entitles him to purchase 86,000 Common Shares. The stock option vests in three equal tranches, beginning on the first anniversary of the grant date and has an eight year term. His compensation was based on a review of compensation paid to other chief executive officers in the industry along with his qualifications and experience.

Mr. Douchane received $257,250 under STIP as the prescribed performance criteria were substantially achieved. In 2004, under the leadership of Mr. Douchane the Corporation achieved a number of important targets and objectives. During the year, improvements were made to the operation of the process plant and the new secondary crusher was installed on schedule. An independent feasibility study was completed in March 2004 which determined that an underground operation is economically viable operating concurrently with the open pit to provide a blended higher grade mill feed. Project construction started in May 2004 and is progressing toward planned completion at the end of 2005 when commercial production is expected to begin.

The foregoing report has been provided by the Compensation Committee.

                                            Richard H. Sutcliffe (Chairman)
                                            Louis J. Fox
                                            Steven R. Berlin

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in the cumulative shareholder return on the Common Shares compared to the cumulative total return of the Standard & Poor/Toronto Stock Exchange Composite Index. The fixed investment as at December 31, 1999 is $100. The Corporation's share price at the close of business on December 31, 1999 was $7.05.

                                    [GRAPH]


--------------------------------------------------------------------------------
                   1999        2000       2001      2002       2003       2004
--------------------------------------------------------------------------------
NAP Share Price    7.05       13.65       9.43      5.45      10.25       9.82
--------------------------------------------------------------------------------
NAP                 100         194        134        77        145        139
--------------------------------------------------------------------------------
S&P/TSX Comp   17977.46    19309.35   16881.75  14782.01   18732.48   21444.89
--------------------------------------------------------------------------------
S&P/TSX Comp        100         107         94        82        104        119
--------------------------------------------------------------------------------

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

Since the beginning of the Corporation's last completed financial year, no director or officer, nor any of their respective associates, has been indebted, or is presently indebted to the Corporation.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation maintains a directors' and officers' liability insurance policy for a maximum amount of US$25 million for which the Corporation pays an annual premium of US$199,360. In accordance with the provisions of the CANADA BUSINESS CORPORATIONS ACT, the Corporation's by-laws provide that the Corporation will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer or an individual acting in a similar capacity of another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having that association with the Corporation or such other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The policy provides that the Corporation will indemnify the directors and officers to the full extent permitted by law. Upon such indemnification the Corporation may recover against the policy subject to a deductible of US$500,000.

COMPENSATION OF DIRECTORS

The non-executive directors receive remuneration for attendance at Board meetings and committee meetings. Directors are also reimbursed for all expenditures incurred while in attendance. For the year ended December 31, 2004, the Corporation paid the non-executive directors an aggregate of $281,625 for annual retainers and attendance at meetings of the Board and committees.

In 2004, the Chairman received an annual retainer of $50,000. The other non-executive directors received an annual retainer of $15,000. Generally, all non-executive directors receive fees for attendance at Board meetings and committee meetings, in person or by telephone, of $1,000 per meeting, except for the Audit Committee Chairman who receives $3,000 per meeting for attendance at meetings of the Audit Committee.

The Board considers, from time to time, the granting of stock options to the non-executive directors and to newly appointed directors.

INTERESTS OF CERTAIN PERSONS IN MATERIAL TRANSACTIONS

The following describes the interests of the informed persons (as defined in National Instrument 51-102 - Continuous Disclosure Obligations) of the Corporation in certain material transactions from January 1, 2004 to the date hereof.

The Corporation engaged Mr. Fox in November 1999 to provide services in connection with the negotiation of palladium end-user supply contracts, project capital financing, smelting and refining agreements, metals price forecasting and marketing other metals. The services agreement was negotiated at arms-length prior to Mr. Fox becoming a director of NAP. The compensation received by Mr. Fox from the Corporation under the services agreement is considered material to Mr. Fox and to the Corporation and, therefore, Mr. Fox is considered a related director. During 2004 Mr. Fox received $581,000 pursuant to the agreement.

INTERESTS OF DIRECTORS IN COMPETING BUSINESSES

There are potential conflicts to which the directors of the Corporation may be subject in connection with the business and operations of the Corporation. The individuals concerned will be governed in any conflicts or potential conflicts by applicable law.

As of the date hereof, the following directors of the Corporation hold positions with other companies that explore for or produce platinum group metals or have other business interests which may potentially conflict with the interests of the Corporation.

Dr. Sutcliffe is the President and Chief Executive Officer of Ursa Major Minerals Incorporated ("Ursa Major") and Chairman of Patricia Mining Corp. ("Patricia Mining"). Ursa Major has active base and precious metal exploration projects in Wyoming, U.S.A. and the Sudbury area of Ontario, Canada. Patricia Mining has active gold exploration and mining interests in the Wawa area of Ontario, Canada. Patricia Mining retained a 2 percent net smelter return royalty on six mining claims acquired by the Corporation from Patricia Mining.

Mr. Fox is a director of Southern Platinum Corp. ("Southern Plats"), a company listed on the Toronto Stock Exchange and Messina Limited, a South African company listed on the Johannesburg Stock Exchange. Southern Plats owns a 91.5 percent interest in Messina Limited which in turn owns 100 percent of Messina Platinum Mines Limited, a platinum group metals producer in South Africa. Southern Plats reported production is from the Messina mine in South Africa.

The information provided in this section has been furnished by the respective directors individually.

CORPORATE GOVERNANCE

1.      BOARD OF DIRECTORS

        The Board believes that it is independent of Management. The position of Chairman of the Board and CEO are separate and the Chairman is a non-executive position. Mr. Amsden is Chairman of the Board and is an unrelated and independent director as defined in the Corporate Governance Guidelines of the Toronto Stock Exchange (the "Guidelines") and proposed Multilateral Instrument 58-101 ("MI 58-101"). His brief tenure as Acting President and Chief Executive Officer from September 2002 to March 2003 is not believed to impact his independence. Messrs. Excell, Sutcliffe and Van Staveren are also unrelated and independent directors under the Guidelines and MI 58-101. Other than Mr. Douchane, all the directors are outside directors as defined in the Guidelines.

        The Board determined that Mr. Douchane, an employee of the Corporation and Mr. Fox are related directors within the meaning of the Guidelines. Mr. Fox and the Corporation are parties to an agreement described under "Interests of Insiders in Material Transactions" set out above. Mr. Fox is independent under proposed MI 58-101.

        Mr. Berlin, a Vice President of KFOC, is considered to be an unrelated and independent director under the Guidelines and MI 58-101. Mr. Berlin's nomination for re-election in 2004 was supported by KFOC. KFOC is a significant shareholder under the Guidelines, and a lender to the Corporation. In June 2000, KFOC provided a guarantee of the Corporation's obligations under the US$90 million credit facility which financed part of the capital costs, working capital and interest during the expansion project. In December 2001, KFOC also provided a US$20 million non-revolving credit facility to finance the Corporation's working capital requirements. In June 2004 the US$90 million credit facility was retired and KFOC guarantee released. The loan amount (US$11.5 million as at December 31, 2004) and the related interest and fees payable to KFOC are not material to KFOC and would not materially interfere with the ability of Mr. Berlin to act in the best interests of the Corporation.

        The Board and its committees also foster independence from Management by regularly excusing Management from Board meetings and regularly holding committee meetings without Management present to facilitate open and candid discussions.

        The composition of the Board committees will be described in the balance of this report on the basis of related and unrelated, outside and inside as defined in the Guidelines.

        KFOC holds or controls 50.4 percent of the Common Shares outstanding. Five of seven of the directors, or 71 percent, are not related to either the Corporation or the significant shareholder.

        Certain of the directors are directors of other companies that issue securities to the public. Mr. Van Staveren is a director of Crossfield Capital Corp. and MacMillan Gold Corp. Mr. Fox is a director of Seabridge Gold Inc., SouthernEra Diamonds Inc. and Southern Platinum Corp. Mr. Sutcliffe is a director of URSA Major Minerals Incorporated, URSA Major International Inc. and Patricia Mining Corp.

2.      MANDATE OF THE BOARD OF DIRECTORS

        The Board's mandate is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board among other matters is responsible for reviewing the Corporation's overall business strategies and its annual business plan; identifying principal risks and implementation of systems to manage those risks; assessing management's performance against approved business plans and industry standards; appointing senior management and reviewing succession planning; the development of the communication policy for the Corporation's shareholders; and the integrity of internal control and management information systems. The Board has a written mandate and charters for each of its committees.

        The Board has adopted a strategic planning process. The Board is responsible for establishing the long-term goals and objectives of the Corporation. Management is responsible for developing and modifying strategies to achieve the long-term goals of the Corporation. The Board monitors Management's progress in implementing the strategies to achieve such goals. The Board is presented with a complete update of the business and affairs of the Corporation at each Board meeting.

        As part of the strategic planning process, the Board seeks to identify the principal risks of the Corporation's business and ensure the risks are understood and managed properly.

        A succession plan has been prepared and is reviewed from time to time. The CEO is responsible for evaluating senior management on an on-going basis and reports to the Board annually. The Board is primarily responsible for hiring senior management, including the CEO.

        The Corporation, through its appropriate officers, receives shareholder feedback and deals with shareholder concerns to the best of the abilities of such officer. Material shareholder concerns are to be communicated to the Board.

        Management is primarily responsible for internal controls and management information systems and reports to the Audit Committee on such controls and systems. The Audit Committee reviews all continuous disclosure documents containing audited or unaudited financial information before release.

        The frequency of meetings and the nature of the agenda items may change from year to year, depending on the activities of the Corporation. However, board meetings are held at least quarterly, and at each meeting there is a review of the business of the Corporation. In 2004 the Board met 13 times.

3.      POSITION DESCRIPTIONS

        The Board has written descriptions of the duties of each of the Chairman of the Board and the CEO and written charters for each committee. The Chairman of each committee reports on the activities of the committee to the Board.

        The Board is responsible for establishing the long-term goals and objectives of the Corporation. The Board delegates to Management the authority to approve transactions within specified limits. Management is responsible for developing and modifying strategies to achieve the long-term goals of the Corporation. The Board monitors Management's progress in the implementation of the strategies to achieve such goals.

        The Board, during the strategic planning process and the budget process, refines the mandate of the CEO. The CEO has the broad mandate to provide the day-to-day leadership and management of the Corporation. Proposed material policies and transactions are presented to the Board for approval and the CEO's powers are limited by the terms of the resolutions providing such approval.

        The Board reviews and approves the CEO's corporate objectives through this strategic planning process.

4.      ORIENTATION AND EDUCATION

        New members to the Board possessed considerable knowledge of their duties and obligations as a director through their work experience and membership on boards of directors of other companies that issue securities to the public. The Governance and Nominating Committee is responsible for ensuring that new members are provided with the necessary information about the Corporation, its business and the factors which affect its performance, and the Committee reviews and monitors the orientation of new Board members.

5.      ETHICAL BUSINESS CONDUCT

        The Board has adopted a written code of ethics for its directors, officers and employees. A copy of the Code of Conduct is posted on the Corporation's website at WWW.NAPALLADIUM.COM. Under the Code of Conduct individuals must report in writing any situation or transaction which is or may conflict with the Code of Conduct; the report is to be made to the individual's immediate supervisor who is obligated to report the matter to the next management level. In the case of a director the report would be made to the Chairman and the Board. For concerns or complaints regarding accounting, internal controls, or auditing matters, an individual may contact the Audit Committee directly via email. The Audit Committee Chairman reports directly to the Audit Committee and the Board.

6.      NOMINATION OF DIRECTORS

        When a vacancy on the Board occurs or is anticipated the Governance and Nominating Committee conducts an extensive search for candidates with suitable qualifications, skills and experience. Interested candidates are interviewed by the Governance and Nominating Committee and a recommendation is made to the Board. The Board then interviews the candidate before the Board deliberates on the decision to appoint or nominate a candidate for election to the Board.

        The Committee is comprised of a majority of unrelated directors. Mr. Fox, the Chairman of the Committee, is a related director but he is not a member of Management. Messrs. Excell and Van Staveren are the other members of the Committee. In June 2004, the Board consolidated the Corporate Governance and the Nominating Committees into one committee. The Committee is responsible for monitoring matters relating to corporate governance of the Corporation. Its mandate includes: (i) formulating of formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties;
        (ii) ensuring that such guidelines, once adopted by the Board, are implemented and the directors and the Board as a whole comply with such guidelines; (iii) reviewing such guidelines annually and to recommend changes when necessary or appropriate; and (iv) assessing the size, composition and dynamics of the Board and reporting to the Board with respect to appropriate candidates for nomination to the Board. Prior to consolidation the Governance Committee met once and the Nominating Committee met four times during the fiscal year ended December 31, 2004.

        At the request of the Board the Committee will be seeking to identify potential candidates for appointment or election to the Board during the next year.

7.      COMPENSATION

        This Committee is comprised of a majority of unrelated directors. Messrs. Sutcliffe (Chairman), Berlin and Fox are the members of the Committee. Mr. Fox is a related director but he is not a member of Management. The Committee is responsible for: reviewing the performance of the Corporation's executive officers, senior management and employees; reviewing the performance of the Corporation; and fixing the compensation packages, including stock options, for the Corporation's executive officers, senior management and employees. The Committee also authorizes contributions pursuant to the 1995 Group RRSP Share Issuance Plan. The Committee met twice during the fiscal year ended December 31, 2004. See also "Report on Executive Compensation".

        The Compensation Committee also considers the adequacy and form of compensation of directors and makes recommendations to the Board. The Committee undertakes periodic, independent reviews of director compensation of comparable companies, and the responsibilities and risks involved in being an effective director, in assessing realistic compensation levels for the directors of the Corporation.

8.      BOARD COMMITTEES

        The Board has the following committees: Audit, Governance and Nominating, Compensation and Technical. The duties and responsibilities of the Governance and Nominating Committee and the Compensation Committee are described above. The Audit Committee and the Technical Committee are described below.

        All of the committees are currently comprised of outside directors except for the Technical Committee which includes one member of Management. A majority of the directors on each committee are unrelated directors.

        From time to time, ad hoc committees of the Board are formed as necessary to deal with specialized requirements of the Corporation.

        AUDIT COMMITTEE

        The Audit Committee meets with the Corporation's auditors as necessary and before submission of audited annual financial statements to the Board. The Committee is responsible for assessing the performance of the Corporation's auditors and for reviewing the Corporation's financial reporting and internal controls. The Committee has adopted a charter, which has been ratified by the Board, which provides specific roles and responsibilities to the members of the Committee. The Committee met seven times during the fiscal year ended December 31, 2004.

        The Committee is comprised of Messrs. Van Staveren, Berlin and Amsden, and Mr. Van Staveren is the Chairman of the Committee. All of the Committee members are outside, unrelated directors. Mr. Van Staveren is a chartered accountant and certified public accountant.

        The Corporation's Common Shares are listed on both the American Stock Exchange (the "AMEX") and the Toronto Stock Exchange. The AMEX permits, in certain circumstances, the appointment of one non-independent director to the audit committee. Mr. Berlin is considered a non-independent director under the AMEX rules because he is an officer of KFOC. He is a certified public accountant and has considerable experience in corporate finance. The Board considers Mr. Berlin's appointment to the Audit Committee to be in the best interests of the Corporation because of his qualifications and experience.

        TECHNICAL COMMITTEE

        The Technical Committee has four members, Messrs. Amsden (Chairman), Douchane, Excell and Sutcliffe. The Committee acts as adviser to Management and the Board on matters concerning exploration, mining, metallurgy and other technical issues. In 2004 the Committee met twice.

9.      ASSESSMENTS

        The Board as a whole assesses its performance. Each director completes and submits a written questionnaire to the Chairman of the Board who summarizes the responses and reports the results to the Board.

        The Governance and Nominating Committee annually examines the size of the Board and the effectiveness and contribution of the individual directors. The effectiveness of each committee of the Board is also considered by the Committee during deliberations on recommendations for proposed committee nominations.

        The Committee believes that the size of the Board and the qualifications, skills and experience of the Board is appropriate to effectively carry out its duties and responsibilities. However, the Board has requested that the Committee seek to identify potential candidates for appointment or election to the Board over the next year.

10.     OUTSIDE ADVISORS

        Individual directors or a group of directors may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor is subject to Board approval.

APPOINTMENT AND REMUNERATION OF AUDITORS (Item No. 3 of the Notice)

KPMG LLP, Chartered Accountants are the auditors of the Corporation. The fees payable to KPMG LLP for the 2004 audit are approximately $175,000. KPMG LLP will also receive approximately $35,000 for reviews of the financial statements for the periods ended June 30 and September 30, 2004 and $78,000 for other services provided to the Corporation in 2004. KPMG LLP have been the auditors of the Corporation since June 2004.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED, WILL BE VOTED IN FAVOUR OF THE APPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS AS AUDITORS OF THE CORPORATION UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THEIR REMUNERATION.


SHAREHOLDER PROPOSALS

A Shareholder who wishes to raise a proposal at the next annual meeting to be held in 2006, must submit such proposal on or before December 1, 2005.


ADDITIONAL INFORMATION

Additional information relating to the Corporation is on SEDAR at www.sedar.com. Copies of the Corporation's latest financial statements and management discussion and analysis of operating and financial results ("MD&A") may be obtained upon request from the Secretary of the Corporation. Financial information is provided in the Corporation's comparative financial statements and MD&A for its most recently completed financial year. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

Additional information relating to the Audit Committee of the Corporation is contained in the Corporation's annual information form dated March 29, 2005.


DIRECTORS' APPROVAL

The contents of this Circular and the sending thereof to Shareholders of the Corporation have been approved by the Board of Directors.


DATED at Toronto, Ontario this March 16, 2005

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/"Michael P. Amsden" (signed)
                                            ------------------------------------
                                            Michael P. Amsden



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